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                                                                    EXHIBIT 10.3



                          PRODUCT DEVELOPMENT AGREEMENT


         AGREEMENT made July 28, 1997 between CRYSTAL MEDICAL PRODUCTS, INC., an Illinois corporation ("Crystal") and SRC, INC., a California corporation ("SRC") and W. BRIAN GREGER ("Greger"). SRC and Greger are referred to herein as "Developer."

         WHEREAS, Crystal is in the business of developing and marketing products to detect various pathogens in food products for use by the food manufacturing industry; and

         WHEREAS, Developer has submitted to Crystal a proposal dated March 22, 1997 (the "Proposal"), a copy of which is attached hereto as Exhibit A and incorporated herein by reference, for the development and pre-production manufacturing of certain pathogen detection equipment (the "Equipment"); and

         WHEREAS, Crystal wishes to engage Developer to develop the Equipment (the "Project"), and Developer wishes to develop the Equipment for Crystal.

         NOW, THEREFORE, the parties hereto, in consideration of the mutual promises contained herein, agree as follows:

                  1. The Project and Delivery. Crystal hereby engages Developer as an independent contractor to develop specifications for the Equipment described in the Proposal and to deliver to Crystal 10 complete prototypes, a plastic injection molded tool and 2,000 cartridges, and manufacturing transferrable documentation, all as more fully described in the Proposal and in accordance with the Final specifications. Developer shall also deliver all tools or fixtures for assembly, Source Codes, and Validation of source.

                  2. Specifications. Developer shall commence work upon execution of this Agreement and shall within 45 days submit draft specifications for the Equipment for review and revision by Crystal. Within 30 days after submission of the draft, Developer shall submit final specifications reflecting Crystal's comments. Upon approval by Crystal of the final specifications, Developer shall proceed with the balance of the Project as described in the Proposal.
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                  3. Term. The first prototype shall be delivered to Crystal within seven months of the date hereof, and the balance of the Equipment shall be delivered within eight months of the date hereof. Crystal may terminate the Agreement at any time on 30 days' prior written notice, and Developer shall be paid the portion of their fee that has accrued through the date of termination.

                  4. Reports. Developer shall submit to Crystal a detailed monthly report of its progress, which report shall be due prior to each monthly fee payment.

                  5. Fees. Crystal shall pay Developer an initial deposit of $282,520.38 upon execution of this Agreement, receipt of which is hereby acknowledged by Developer, which deposit shall cover fees through August 20, 1997. Thereafter, fees will be due in advance on the first day of each month, commencing August 21, 1997, in six monthly payments in the amount of $105,945.14. A seventh and final payment of $211,890.28 shall be due upon completion of the Project and delivery in accordance with paragraph 1 hereof.

                  6. Expenses. Developer shall pay all expenses required to complete the Project, except as follows:

                           a. Crystal shall reimburse Developer for reasonable
travel expenses incurred in connection with the Project for travel upon prior written approval of Crystal.

                           b. Crystal shall reimburse Developer (or make direct
payments at Developer's request) for material expenses approved in advance by Crystal from time-to-time, which expenses shall not exceed $286,750.00 in the aggregate.

                  7. Independent Contractor. Developer is an independent contractor and is not a partner, agent or employee of Crystal. The parties agree that Rick T. Smethers ("Smethers") is the principal of SRC, Inc. and shall perform all services required of SRC, Inc. under this Agreement. Smethers, SRC and Greger shall be jointly and severally liable under this Agreement. Crystal shall allocate payments among the principals of Developer pursuant to Developer's written request.

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                  8. Patent Indemnity. Developer agrees at its own cost to
defend any claim, suit or proceeding brought against Crystal on the issue of infringement of any United States copyright or patent by the Equipment as supplied by Developer to Crystal, provided Crystal notifies Developer promptly in writing of any such claim, suit or proceedings.

                  9. Rights in Project. All know-how, ideas, techniques, formula and concepts developed in connection with the Project shall be the property of Crystal and Developer shall have no right, title or interest therein. Developer agrees, at Crystal's request and Crystal's cost, to execute all U.S. and foreign patent applications and fully to assign to Crystal the whole and entire right, title and interest in and to such patent applications and patents which Crystal may decide to file or has obtained on Developer's ideas, designs, discoveries, inventions or improvements in connection with the Project, and to assist Crystal in the prosecution of such patent applications and in the enforcement and maintenance of the patents granted thereon, whether or not after termination of this Agreement. In all cases, such execution of patent applications and assignments and assistance shall be provided at no cost to Crystal, except that Crystal shall reimburse Developer for the Developer's costs or expenses necessarily incident to Crystal's request, pursuant to this provision, and provided further that Crystal agrees to pay Developer $100.00 at the time that a U.S. patent is executed and assigned by Developer.

                  10. Restriction. Developer agrees that it will not, during the term of this Agreement and for a period of one year thereafter, develop Equipment similar to the Project for itself or for any competitor of Crystal. In the event of any actual or threatened violation of such restriction, Crystal shall be entitled, in addition to any other remedy, to preliminary and permanent injunctive relief.

                  11. Disclosure. Developer has executed confidentiality and non-disclosure agreements with Crystal with respect to the subject matter hereof, and Developer reaffirms its obligations thereunder. All books, records, and materials used by Developer in connection with the Project pursuant to this Agreement shall at all times remain the property of Crystal and upon termination of this Agreement, irrespective of the time, manner or cause of said termination, Developer will surrender to Crystal all such lists,

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books and records, together with all Equipment and other materials purchased for this Project.

                  12. Representations and Warranties. Developer represents and warrants to Crystal that Developer has the expertise necessary to execute the Proposal and will perform this Agreement in accordance with all governmental safety and other applicable regulations, and it understands and acknowledges that the materials involved in the Project are experimental in nature and have not been subject to governmental or other reviews for safety. Developer represents and warrants to Crystal that Smethers and Greger will devote substantially their full time to this Project during the term hereof, and that they will hire sufficient staff and procure sufficient equipment to diligently prosecute completion of the Project in accordance with this Agreement.

                  13. Notice. All notices required to be given under this Agreement shall be in writing, and shall be delivered to the addressee in person or mailed by certified mail, return receipt requested:

                          If to Crystal, addressed to:

                          George Ginader, C.P.A.
                          Ginader, Jones & Company
                          321 Spruce Street, 525 Bank Towers
                          Scranton, Pennsylvania 18503


                          If to Developer, addressed to:





or to such other address as a party shall have designed by notice given in accordance with this paragraph.

                  14. Binding Agreement. This Agreement shall inure to and shall be binding upon the parties hereto, and the successors and assigns of Crystal and the successors, heirs and personal representatives of Developer. This Agreement may not be assigned

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by Developer. SRC, Greger and Smethers shall be jointly and severally liable hereunder.

                  15. Governing Law. This Agreement has been negotiated and executed within the Commonwealth of Pennsylvania, and the law of that state shall govern its construction and validity.

                  16. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof. No change, addition or amendment shall be made except by written agreement assigned by the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                   CRYSTAL MEDICAL PRODUCTS, INC.



                                   By:/s/George Ginader     7/28/97
                                      ----------------------
                                   SRC, INC.



                                   By:/s/Rick T. Smethers   7/18/97
                                      ----------------------



                                   /s/ W. Brian Greger      7/18/97
                                   -------------------------
                                   W. BRIAN GREGER



                                   /s/ Rick T. Smethers     7/18/97
                                   -------------------------
                                   RICK T. SMETHERS

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